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PROSPECTUS SUPPLEMENT                           Filed Pursuant to Rule 424(b)(3)
(To Prospectus Dated October 21, 1995           File No. 033-54209


                            WAXMAN INDUSTRIES, INC.

         $92,797,000 Aggregate Principal Amount at Maturity of 12-3/4%
                 Senior Secured Deferred Coupon Notes due 2004


Introduction
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This Prospectus Supplement is a supplement to the Prospectus dated October 21,
1994, as supplemented by a Prospectus Supplement dated September 5, 1995 (the "Prospectus"), relating to the public exchange offering of $92,797,000 Aggregate Principal Amount at Maturity of 12-3/4% Senior Secured Deferred Coupon Notes due 2004. This Prospectus Supplement is part of, and should be read in conjunction with, the Prospectus.

Results of Operations for Fiscal Year 1995
------------------------------------------

As previously reported, on August 29, 1995, the Company announced that it has decided to sell the business conducted by its Waxman Consumer Products Group Inc. subsidiary ("Consumer Products") in order to enhance the Company's capital structure and allow the Company to focus on its fast growing Barnett Inc. ("Barnett") mail order and telemarketing business. Accordingly, Consumer Products is reported as a discontinued operation and the consolidated financial statements of the Company have been reclassified to report separately Consumer Product's net assets and results of operations. On September 28, 1995, the Company issued a press release announcing its results of operations for the fiscal year and quarter ended June 30, 1995, a copy of which is attached hereto and incorporated by reference herein. As reflected in the attached press release, the Company recorded a $11.0 million charge, without tax benefit, which represents the estimated loss to be calculated upon completion of the sale of the Consumer Products business.


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          The date of this Prospectus Supplement is September 28, 1995